NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces First Quarter Results

Spartanburg, South Carolina, April 23, 2010...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fabricator of stainless and carbon steel piping systems, and producer of specialty chemicals, announces that the first quarter of 2010 produced net earnings of $400,000, or $.06 per share, on a 16% sales increase to $35,201,000. This compares to net earnings from continuing operations of $341,000, or $.05 per share on sales from continuing operations of $30,393,000, in 2009’s first quarter.

Metals Segment

Sales increased 10% in the first quarter of 2010 from the same quarter a year earlier while operating income declined 87%. The sales increase resulted from a 47% increase in unit volumes partially offset by a 24% reduction in average selling prices. The big percentage increase in unit volumes resulted from an aggressive effort to gain market share in commodity pipe together with the acquisition on August 31, 2009 of Ram-Fab, LLC.  The decrease in first quarter selling prices, when compared to 2009’s first quarter, reflects lower stainless steel prices and to a lesser extent a change in product mix to a higher percent of lower-priced commodity pipe from higher-priced non-commodity pipe and piping systems.

The decrease in operating income was mainly due to very competitive market conditions in commodity pipe that led to a significant decrease in gross profit margins. Also contributing to the lower margins was fixed costs being a larger percent of the much lower selling prices. It is encouraging that March showed a significant improvement in gross profit margins in commodity pipe compared to the first two months of the quarter. With stainless steel prices increasing, we are hopeful that pipe prices will be much higher in the second quarter.

Specialty Chemicals Segment

Sales and operating income for the Specialty Chemicals Segment increased 32% and 122%, respectively, from the first quarter of 2009. The sales increase resulted not only from a moderate increase in overall demand for our products but there were new initiatives implemented during the later part of 2009 which resulted in gaining market share in many of our product categories. The Company experienced a 46% increase in chemical pounds sold during the first quarter of 2010 when compared to the first quarter of 2009. This allowed profitability to increase as a result of higher plant utilization and throughput. This factor, combined with the stabilization of raw material costs and favorable product mix, resulted in the surge in operating income for the first quarter of 2010 compared to the same quarter last year.

Sale of Blackman Uhler Specialties & Discontinued Operations

On October 2, 2009, the Company entered into an Asset Purchase Agreement with SantoLubes Manufacturing, LLC (“SM”) to sell the specialty chemical business of Blackman Uhler Specialties, LLC (“BU”) for a purchase price of $10,366,000, along with certain property, plant and equipment held by Synalloy Corporation for a purchase price of $1,130,000, all located at the Spartanburg, SC location. The purchase price of approximately $11,496,000, payable in cash, was equal to the approximate net book values of the assets sold as of October 3, 2009, the effective date of the sale, and the Company has recorded a loss of approximately $250,000 resulting primarily from transaction fees and other costs related to the sale. Divesting BU’s specialty chemicals business, which had annual sales of approximately $14,500,000, has freed up resources and working capital to allow further expansion into the Company’s metals businesses. BU along with Organic Pigment’s (“OP”) pigment dispersion business, which was sold on March 6, 2009 and had annual sales of approximately $7,000,000, were both physically located at the Spartanburg facility. OP completed all operating activities at the end of the third quarter. As a result, these operations, which were previously included in the Specialty Chemicals Segment, are being reported as discontinued operations in 2009 results.

Other Items

Unallocated corporate expenses decreased $130,000 for the first quarter 2010 compared to the same quarter a year ago due to reduced quarterly environmental charges that were eliminated by the sale of BU at the end of the third quarter of 2009.

The Company’s cash balance decreased during the quarter from $14,097,000 at the end of 2009 to $1,884,000 as of April 3, 2010. As a result of the higher sales activity during the first quarter of 2010, accounts receivable and inventory levels increased at April 3, 2010 by $11,577,000, when compared to the prior year end. The Company paid a $0.25 cash dividend during the quarter, amounting to $1,581,000. The dividend was declared by the Board of Directors based upon the excellent cash flow generated in the prior year combined with the elimination of bank debt during 2009. The Company continues to have no bank debt outstanding as of the end of the first quarter of 2010.

Outlook

The Metals Segment’s business is highly dependent on capital expenditures which have been significantly impacted by the economic turmoil. The weak demand significantly affected pipe products. Surcharges began falling in November 2009 but appear to have bottomed in January 2010 and  are scheduled for increases through June 2010. Sales activity for both commodity and non-commodity pipe over the first quarter of 2010 has improved, indicating that distributors may be increasing their inventory levels in advance of further surcharge increases. Management believes it is benefiting from the stimulus spending by the Federal Government, which includes a “Buy-American” provision covering iron and steel, as we have seen increased bidding activity in both the water and wastewater treatment and power generation areas, significant parts of our piping systems business. However, business opportunities remain extremely competitive hurting product pricing in all of our markets. Although management is disappointed with the level of profitability in the first quarter of 2010, we remain confident that we are in an excellent position to benefit from the eventual improvement in economic conditions. While the impact from current economic conditions both domestically and worldwide makes it difficult to predict the performance of this Segment for the remainder of 2010, we are seeing improvements in business conditions within our markets. We believe we are the largest and most capable domestic producer of non-commodity stainless pipe and an effective producer of commodity stainless pipe which should serve us well in the long run. We also continue to be optimistic about the piping systems business over the long term. Piping systems continues to maintain a strong backlog, with approximately 90% of the backlog coming from paper, water and wastewater treatment projects. Piping systems’ backlog was $37,132,000 at April 3, 2010 compared to $41,007,000 at the end of the first quarter of 2009. We estimate that approximately 80% of the backlog should be completed over the next 12 months.

Management of the Specialty Chemicals Segment was successful in increasing revenues and profitability during the first quarter of 2010 and expects this trend to continue during the remainder of 2010. With the absence of raw material or utility cost increases, profitability should also continue to surpass prior year results. Even though management is confident that the initiatives implemented in 2009 and 2010 will continue to generate favorable results, current economic conditions could affect operating performance negatively during the remainder of 2010.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED
	Apr 3, 2010	Apr 4, 2009

Net sales
Metals Segment	$24,963,000	$22,627,000
Specialty Chemicals Segment	10,238,000	7,766,000
	$35,201,000	$30,393,000
Operating income
Metals Segment	$98,000	$774,000
Specialty Chemicals Segment	1,086,000	490,000
	1,184,000	1,264,000
Unallocated expenses
Corporate	562,000	692,000
Interest and debt expense	2,000	105,000
Change in fair value of interest
rate swap	-	(49,000)
Other expense	(9,000)	-
Income from continuing
operations before income taxes	629,000	516,000

Provision for income taxes	229,000	175,000
Net income from
continuing operations	400,000	341,000
Net loss from
discontinued operations	-	(147,000)

Net income	$400,000	$194,000

Net income (loss) per basic common share:
Continuing operations	$.06	$.05
Discontinued operations	$.00	$(.02)
Net income	$.06	$.03

Net income (loss) per diluted common share:
Continuing operations	$.06	$.05
Discontinued operations	$.00	$(.02)
Net income	$.06	$.03

Average shares outstanding
Basic	6,271,788	6,249,357
Diluted	6,296,715	6,250,983

Backlog-Piping Systems & Process Equipment	$37,132,334	$41,007,000

Balance Sheet	Apr 3, 2010	Jan 2, 2010
Assets
Cash	$1,884,000	$14,097,000
Accounts receivable, net	20,002,000	14,041,000
Inventories	31,120,000	25,504,000
Sundry current assets	3,124,000	3,259,000
Total current assets	56,130,000	56,901,000
Property, plant and equipment, net	15,939,000	15,797,000
Other assets	5,566,000	5,554,000
Total assets	$77,635,000	$78,252,000

Liabilities and shareholders' equity
Accounts payable	$7,380,000	$6,582,000
Accrued expenses	5,899,000	6,195,000
Total current liabilities	13,279,000	12,777,000
Other long-term liabilities	2,753,000	2,754,000
Shareholders' equity	61,603,000	62,721,000
Total liabilities & shareholders' equity	$77,635,000	$78,252,000